EXHIBIT 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into the 7th day of April, 2016 (the "Effective Date") by and between Coastal Compassion, Inc., a Massachusetts non-profit organization with an address at 36 N. Water Street, Unit 2, New Bedford, MA 02740 (hereinafter “Company"), and AmeriCann, Inc., a Delaware corporation with an address at 3200 Brighton Blvd., Unit 114, Denver, CO 80216 (hereinafter "Consultant") (each a “party” and collectively the “parties”).

RECITALS

WHEREAS, Company and Consultant entered into a Development Agreement dated __________________, 2015, to finance (the “Loan”) and support the construction and operation of a marijuana cultivation, processing, and dispensary facility in Fairhaven, MA (the “Fairhaven Facility”); the Development Agreement is hereby incorporated into this Agreement by reference where relevant and any capitalized terms appearing herein shall have the same meaning of the same terms in the Development Agreement; and,

WHEREAS, Company wishes to engage Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, Company and Consultant, intending to be legally bound, agree to the terms set forth below.

1.	THE SERVICES.

Consultant shall provide consulting and support services to Company during preconstruction, construction, preopening, operations and throughout the term of the agreement.

(a)     Consultant will make regularly-scheduled visits to the Fairhaven Facility to meet with Company and consultants, assist with implementation of programs and provide relevant support and access to Consultant’s staff, contractors, consultants, advisors and experts.

(b)     Company will have access to Consultant’s staff, contractors, consultants, advisors and experts throughout the term of the Agreement by phone, email, and video conference to supplement the regularly-scheduled visits. Company and Consultant agree to identify a mutually acceptable day and time for a weekly or by-weekly conference call.

(c)     Company shall have access to Consultant’s facilities throughout the country, where permissible, for training, education and research.

(d)     The initial areas of focus for the consulting services (the “Services”) include the following areas which may be expanded and adjusted to meet the needs of the Company during the Term of the Agreement:

1)     Construction Loan Administration – Consultant will assist Company with reviewing and approving construction budgets, estimates, and systems for monitoring construction costs to streamline construction progress and the administration of the Construction Loan.

2)     Working Capital Loan Administration – Consultant will review Company’s operating budgets and forecasts; make recommendations of improved efficiencies in all areas of expenses; provide strategic start-up consultation prior to the commencement of operations and administer the Working Capital Loan.

3)     Compliance – During the term of the agreement the Consultant will conduct compliance audits, reviews, and help address deficiencies to protect the license and the Consultant’s investment.

4)     Lean Manufacturing – Consultant will conduct audits and inspections of work-flow of the operation and implement lean manufacturing practices to eliminate waste (time, process, labor) within the operation.

5)     Marketing Support – Consultant will assist Company with designing and developing a marketing plan that complies with DPH regulations to raise the profile of the Company, educate patients on benefits of medical cannabis, and promote community outreach efforts.

6)     Remote Monitoring – Consultant will review the designed and selected environmental controls and security systems to determine remote monitoring capabilities. Consultant will present options to Company for systems to remotely monitor the facility.

7)     Infused Product Manufacturing – Consultant will assist Company in designing and developing the infused product offerings designed to treat specific medical conditions outlined by DPH. The infused product offerings will be tailored to the size of production and manufacturing space within the current facility.

A)	Consultant will assist Company with creation of Good Manufacturing Practices (GMPs) for products within the line.

B)	Consultant will assist Company with the selection and installation of infused product manufacturing equipment and provide training and Standard Operating Procedures for selected equipment.

C)	Consultant will assist Company with training and Standard Operation Procedures for selected C02 extraction equipment.

D)

Consultant may provide Company with the “Cannabis Consumer Advisor Program (C-CAP).” C-CAP is being designed, developed and financed by Consultant to solicit objective feedback from medical cannabis patients to empower Company to improve product offerings and educate patients. An outline of C-CAP is attached to this Agreement as Exhibit 1.

(e)     Company has budgeted up to forty (40) hours of consulting per month during the Term of the Agreement.

(f)     Consultant represents and warrants to Company that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the rendering of the Services. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs services concurrently with those performed herein. Consultant’s work is not restricted or exclusive to Company and Consultant is not prohibited from providing the same or similar services to competitors of Company.

(g)     When rendering the Services, Consultant shall comply, to the best of its knowledge, with all business conduct, regulatory, and health and safety guidelines established by Company and by any governmental authority with respect to Company’s business, including but not limited Massachusetts’ 105 CMR 725.000 et seq.

(h)     Consultant agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship between Company and Consultant or any of Consultant’s employees or agents. Neither Consultant nor any of Consultant’s employees or agents shall have the right to receive any employee benefits from Company including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes due in respect of the Consulting Fee (as defined in Section 2 herein) and to indemnify Company in the event Company is required to pay any such taxes on behalf of Consultant.

(i)     Consultant does not cultivate, harvest, distribute or sell cannabis.

2.	CONSULTING FEE.

(a)     Beginning on the first (1st) day of the first (1st) Calendar month after Consultant provides any portion of the Loan amount as described in the Development Agreement (“Commencement Date”) and subject to the provisions hereof, Company shall pay Consultant a consulting fee of Ten Thousand Dollars ($10,000.00) per month for the Services provided to Company (the "Consulting Fee").

(b)     The Consulting Fee shall initially accrue and be added to the Loan as principal until the first day of the sixth (6th) calendar month after which Company begins sales in the Fairhaven Facility (the “Accrued Consulting Fee”).

(c)     The Accrued Consulting Fee shall be paid along with the Loan as specified in Section 3 of Development Agreement and in particular as specified in Sections 3.1 and 3.2 of the Development Agreement.

(d)     Company shall have the right, but not the obligation, to commence repayment of the Accrued Consulting Fee at any time.

(e)     Beginning with the fifth (5th) calendar month after which Company begins sales at the Fairhaven Facility, Company shall pay the Consulting Fee by the tenth (10th) day of the month for which the Consulting Fee shall be due. Consultant shall issue an invoice for the Consulting Fee by the first (1st) business day of each month for the month for which the Consulting Fee shall be due.

(f)     Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred when rendering the Services, upon submission and approval of written statements and receipts. Company shall make reimbursements to Consultant within fifteen (15) days after Consultant submits its statements and receipts.

(g)     Once the Consulting Fee becomes payable on a monthly basis, if the Consulting Fee is not paid by the tenth (10th) day of any month, a late fee of two point five percent (2.5%) shall be added to the Consulting Fee for each such month the payment is late and Consultant may commence collection of the amount due under this Agreement.

3.	SECURITY INTEREST.

(a)     To secure the payment of the Consulting Fee and the reimbursements under Section 2(f) during the Term, to the extent allowed for under Massachusetts law, Company grants to Consultant a security interest in all of the same collateral described in Section 1(b) of the Security Agreement(s) (“Collateral”) that secures repayment of, among other things, the Commercial Promissory Note(s). The Security Agreement(s) and Commercial Promissory Note(s) are hereby incorporated into this Agreement by reference.

(b)     Consultant shall be entitled to file a separate financing statement or any other documents deemed necessary as provided for in the Security Agreement(s) to perfect the security interest herein granted.

(c)     Company’s obligations to pay the Consulting Fee for each month and reimbursements under Section 2(f) of this Agreement are separate, distinct and independent obligations of Company from the Commercial Promissory Note(s), and payment of the Commercial Promissory Note(s) does not in any way affect the validity and enforceability of this Agreement nor of the rights of Consultant under the Security Agreement(s) as a secured creditor, which shall continue in full force and effect notwithstanding the Commercial Promissory Note(s) obligations.

(d)     Notwithstanding any provision of this Agreement, the Consultant hereby agrees that Consultant’s security interest shall not include the seizure of assets protected by the Humanitarian Medical Use of Marijuana Act, Ch. 369 of the Acts of 2012, i.e. any product containing any amount of marijuana. The Consultant shall not be entitled to a security interest that provides to Consultant inventory of Company that contains any amount of marijuana, in any form, whether flower or infused product. The Consultant hereby forfeits any such remedy. In addition, Consultant hereby understands and agrees that a Certificate of Registration, whether provisional or final, is non-transferrable, and may not be assigned or transferred without prior Department of Public Health approval. Consultant agrees that Company’s Certificate of Registration is not an asset that may be seized by Consultant and is not available as a remedy for Consultant’s default under this or any other Agreement, and hereby expressly waives any such remedy or security interest.

4.	TERM AND TERMINATION.

(a)     This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years or until such time as Company makes the final payment under the Commercial Promissory Note(s), whichever is later (the “Term”).

(b)     If Consultant voluntarily ceases rendering the Services, or is unable to render the Services, the Company shall no longer be obligated to pay the Consulting Fee as of such date.

(c)     This Agreement may be terminated without cause by Consultant upon not less than thirty (30) days prior written notice by Consultant to Company.

(d)     Company shall not have a right to terminate this Agreement except under the following three circumstances:

1)     If Consultant has failed to perform the duties and services outlined in Section 1 of this Agreement and failed to cure within thirty (30) days following written notice from Company.

2)     If Consultant has failed to fund more than 50% of the Loan through no fault of Company. “Through no fault of Company” shall mean that Company has timely complied with each of the following conditions:

A)

Provided Consultant copies of all invoices, payments, checks, receipts for expenses and the like for all activities and transactions related to the startup and operations of the business in the Fairhaven Facility;

B)	Provided Consultant with a Balance Sheet, General Ledger and a Profit and Loss Statement, all current as of the date of submittal;

C)	Has and continues to diligently complete startup of the business and operates the business in a businesslike manner; and

D)

Following individual members of Consultant’s teams’ approval as may be required by the Massachusetts’ Department of Public Health, provided Consultant access to the Fairhaven Facility at any time during business hours to inspect the build-out, construction and operations of the business in the Fairhaven Facility.

If Company has not timely complied with each of the foregoing conditions A through D, and Consultant does not fund at least 50% of the Loan as described in the “Development Agreement”, the lack of such funding shall be deemed to be through the fault of Company, and Company shall have no right to terminate this Agreement. In that event, this Agreement shall remain in full force and effect and Consultant shall have no obligation to advance additional funds on the Loan.

3)     If the provisions of this Section 4(b) above apply.

(e)     Upon termination under Sections 4(b), 4(c) or 4(d), neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 14 herein.

(f)     Notwithstanding anything to the contrary contained herein, the termination of this Agreement under any part of this Section 4, or for any other reason, shall have no effect on the independent obligations of Company to Consultant under the Development Agreement, the Commercial Promissory Note(s), and/or the Security Agreement(s)

5.           RESTRICTED ACTIVITIES. During the Term and for a period of one (1) year thereafter, Company will not, directly or indirectly:

(i)     solicit or request any employee of or consultant to Consultant to leave the employ of or cease consulting for Consultant;

(ii)     solicit or request any employee of or consultant to Consultant to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of Consultant;

(iii)     solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of Consultant, to employ or retain as a consultant any employee or consultant of Consultant; or

(iv)     Induce or attempt to induce any supplier or vendor of Consultant to terminate or breach any written or oral agreement or understanding with Consultant.

6.           WAIVER. Any waiver by Consultant of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by Consultant shall be in writing.

7.         SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall have no effect on any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

8.     NON-ASSIGNMENT. Company shall not have the right to assign its rights or obligations under this Agreement to a party which assumes Company's obligations hereunder without the prior written consent of Consultant.

9.     HEADINGS. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

10.     AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by Company with respect to the Agreement shall be made, taken or given on behalf of Company only by authority of the Board of Directors.

11.     NOTICES. Any notice, consent, request, instruction, approval or other communication required or permitted under this Agreement, or any other document or instrument in connection herewith, shall be in writing and shall be deemed to have been validly given, made or served on the date when personally delivered, or mailed by certified United States mail, return receipt requested, postage prepaid and properly addressed, to the respective party to whom such notice, consent, request, instruction, approval or other communication relates, at the addresses for Consultant and Company stated on the first page hereof, or to such other address as shall be furnished in writing by either party to the other.

12.     COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

13.      GOVERNING LAW, MEDIATION and ARBITRATION. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule.

For any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, the parties will attempt in good faith to resolve any dispute or claim arising out of or in relation to this Agreement through negotiations between a Director of each of the parties with authority to settle the relevant dispute. If the dispute cannot be settled amicably within fourteen (14) days from the date on which either party has served written notice on the other of the dispute then the remaining provisions of this Paragraph shall apply. Following good faith attempts to resolve the dispute, the parties agree to participate in at least four hours of mediation. The parties agree to share equally in the costs of the mediation. Mediation involves each side of a dispute sitting down with an impartial person, the mediator, to attempt to reach a voluntary settlement. Mediation involves no formal court procedures or rules of evidence, and the mediator does not have the power to render a binding decision or force an agreement on the parties. Mediation shall be conducted at a mutually-agreeable site in Boston, Massachusetts.

In the event that good faith attempts of resolution and mediation fail to provide a resolution to the dispute, resolution of the dispute shall be determined by arbitration at a mutually-agreeable site Denver, Colorado before one arbitrator. The arbitration shall be administered by the American Arbitration Association or JAMS. Judgment on the award may be entered in any court having jurisdiction. The losing party shall pay for all arbitrator’s fees and costs, and shall reimburse the prevailing party for its attorneys’ fees and costs.

14.     SURVIVAL. The provisions of Sections 1(d), 2(f), 3, 5, 13 and 14 of this Agreement shall survive the expiration or termination of this Agreement. This Agreement shall prevail over any conflicting provisions in the Development Agreement with respect to the subject matter hereof; and other than observing the relevant provisions of the Development Agreement, this Agreement supersedes all prior agreements, written or oral, between Company and Consultant relating to the subject matter of this Agreement.

<signature page to follow>

IN WITNESS WHEREOF, Consultant and Company have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date written above.

AMERICANN, INC.

By: /s/ Benjamin J. Barton

Name: Benjamin J. Barton

Title: Director, CFO

COASTAL COMPASSION, INC.

By: /s/ Joanne Leppanen

Name: Joanne Leppanen

Title: Director, Executive Director

AmeriCann Consult. Agree Coastal 2-2-17

COASTAL COMPASSION, INC | AMERICANN, INC

PROMISSORY NOTE & AGREEMENT

1.	DEFINED TERMS. As used in this Promissory Note (this “Note”), the following terms shall have the following meanings:

a.	Borrower:	Coastal Compassion, Inc. 36 N. Water Street, Unit 2 New Bedford, MA 02739

b.	Lender:	AMERICANN, INC 3200 Brighton Blvd, Unit 114 Denver, CO 80216

c.	Loan Amount:	Two Million Five-Hundred Thousand Dollars ($2,500,000)

d.	Loan:	The obligations of the Borrower under this Note.

e.	Payment Date:	The 1st day of each calendar quarter, with the first payment commencing on the first (1st) day of the sixth (6th) calendar month the Borrower begins providing medicine to qualifying patients and their personal caregivers through the related Registered Marijuana Dispensary (“RMD”), as defined in105 CMR 725.000 et seq.

f.	Maturity Date:	Sixty (60) months after the first Payment Date.

2.

DEBT: For value received, the Borrower hereby promises to pay to the order of the Lender the Loan Amount, or so much of the Loan Amount as has been advanced by the Lender, together with interest on the unpaid balance under this Note at the applicable interest rate set forth in Section 3 below and with all other amounts due hereunder. All amounts due from Borrower to Lender under this Note shall be made without benefit of any setoff, counterclaim, or other defense.

3.

INTEREST: From the date the loan is made, interest shall accrue on the unpaid principal balance at a fixed rate of interest equal to eighteen (18) percent, compounded quarterly (the “Fixed Rate”). Interest shall at all times be calculated on a 90-day quarter of three 30-day months, but shall accrue and be payable on the actual number of days elapsed.

4.

PAYMENTS: Commencing on the first Payment Date and thereafter on each subsequent Payment Date until the Maturity Date, the Borrower shall make equal monthly payments of principal and interest sufficient to fully amortize the outstanding principal balance of the Loan at the Fixed Rate over a five (5) year period of time. If not otherwise paid, all outstanding principal and accrued but unpaid interest shall otherwise be paid on or before the Maturity Date. If interest is due and accrued for a period of more or less than one (1) quarter on the First Payment Date, the amount of the first payment shall be increased or decreased to the extent that the amount of interest then due exceeds or is less than one (1) quarter’s interest.

All principal, accrued interest, and any other amounts due hereunder, shall be due and payable on the Maturity Date or on such earlier date as may be required under the terms of this Note. Any payments on this Note, whether such payment is of a regular installment or represents a prepayment (if permitted hereunder), shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to the Lender at Lender’s address set forth or at such other address as Lender may from time to time designate in writing.

5.

DELINQUENCY CHARGES: If the Borrower fails to pay any amount due under this Note for thirty (30) days after such payment becomes due, the Lender may, at its option, whether immediately or at the time of final payment of the amounts evidenced by this Note, impose a delinquency or “late” charge equal to five (5) percent of the amount of such past due payment, notwithstanding the date on which such payment is actually paid in full. To the extent permissible by law, the Borrower and Lender agree that any such delinquency charges shall not be deemed to be additional interest or penalty, but shall be deemed to be liquidated damages because of the difficulty in computing the actual amount of damages in advance.

6.	DEFAULT: “Event(s) of Default” shall mean the occurrence of any of the following events:

a.

The Borrower fails to make any payment of principal or interest on the Note when due thereunder or any other payment obligation in respect of this Note within thirty (30) days of the date when due, unless excused in writing by the Lender; or

b.	The Borrower defaults in the performance of any other term, covenant or agreement contained in this Note and such default shall continue uncured for thirty (30) days; or

c.

The Borrower is dissolved, becomes insolvent or bankrupt or ceases paying its debts as they mature for a period of thirty (30) days after such maturity or Borrower makes an assignment for the benefit of creditors; or a trustee, receiver or liquidator is appointed for the Borrower or for a substantial part of the property of the Borrower; or bankruptcy, reorganization, arrangement, insolvency or similar proceedings are instituted by or against the Borrower under the laws of any jurisdiction (provided that, if involuntary, such proceedings shall not be an Event of Default unless they are not stayed or dismissed within forty-five (45) days); or

d.

Entry of any court order against the Borrower which enjoins, restrains or in any way prevents the Borrower from conducting a substantial part of their business activities or materially interferes with the ownership, use or occupation of any if their assets which court order is not rescinded or dismissed within ninety (90) days of its issuance; or

e.

The criminal conviction or indictment of the Borrower or any director, officer or manager of the Borrower, or the entry of any judgment against the Borrower or any director, officer or manager of the Borrower for any act involving moral turpitude, dishonesty, theft, unethical business conduct or any conduct which, in the reasonable discretion of the Lender, substantially and materially impairs or injures the reputation of the Borrower or any senior officer or manager of the Borrower or substantially and materially harms the Borrower in any way; or

f.

Borrower’s breach of any representations or warranties made or agreed to be made in this Agreement or otherwise in connection with the Note by any party to this Agreement or the in any respect or if such representations and warranties shall prove to be false or misleading in any respect when made; or

g.

A levy be made on any property of the Borrower under any process, or any lien creditor commences suit to enforce a judgment lien against any property of the Borrower or any assets of the Borrower and such levy or action shall not be bonded against by sureties deemed by Lender to be sufficient in its sole opinion and judgment; or

h.	Borrower’s failure to obtain a final registration to operate a RMD in the Commonwealth of Massachusetts, or such registration has been revoked or suspended for a period of sixty (60) days or longer.

7.

ACCELERATION AND OTHER REMEDIES: If an Event of Default, as such term is defined in Section 6 of this Note occurs, then, and in any such event, the Lender may, at its option, declare the entire unpaid balance of this Note, together with interest accrued thereon, to be immediately due and payable and may proceed to exercise any rights or remedies that it may have under this Note, or such other rights and remedies which the Lender may have at law, equity or otherwise, and Lender shall be released from any and all obligations to the Borrower under the terms of this Agreement. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded in equity and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and the Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar the Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of the Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the obligations of Borrower have been indefeasibly paid and performed.

8.

LIMITATION OF REMEDIES: Notwithstanding any provision of this Note, the Lender hereby agrees that Lender’s rights and remedies following a default shall not include the seizure of assets protected by the Humanitarian Medical Use of Marijuana Act, Ch. 369 of the Acts of 2012, i.e. any product containing any amount of marijuana. The Lender shall not be entitled to a repayment or remedy that provides to Lender inventory of Borrower that contains any amount of marijuana, in any form, whether flower or infused product. The Lender hereby forfeits any such remedy. In addition, Lender hereby understands and agrees that a Certificate of Registration, whether provisional or final, is non-transferrable, and may not be assigned or transferred without prior Department of Public Health approval. Lender agrees that Borrower’s Certificate of Registration is not an asset that may be seized by Lender or available as a remedy for Borrower’s default under this Agreement, and hereby expressly waives any such remedy.

9.

COSTS AND EXPENSES UPON DEFAULT: In addition to principal, interest and delinquency charges, the Lender shall be entitled to collect all costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses incurred in connection with Lender’s collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand.

10.

APPLICATION OF PAYMENTS: All payments hereunder shall be applied first to delinquency charges, costs of collection and enforcement and other similar amounts due, if any, under this Note, then to interest which is due and payable under this Note, and the remainder, if any, to principal due and payable under this Note. Notwithstanding anything herein to the contrary, if an Event of Default has occurred which has not been waived in writing by the Lender, such payments may be applied to sums due under this Note in any order and combination that Lender may, in its sole and absolute discretion, determine.

11.

PERMITTED PREPAYMENT: The Borrower shall have the right to prepay the Loan in whole, or in part, together with all delinquency charges and any other amounts which may be due hereunder at any time, without premium or penalty. The Borrower must give Lender no less than five (5) days’ prior written notice of the Borrower’s intention to prepay. The date fixed for prepayment in such notice shall become the maturity date with respect to such portion of the outstanding balance being repaid.

12.

INDEMNIFICATION: To the extent permitted by applicable Law, the Borrower hereby indemnifies and agrees to hold Lender and its directors, officers, agents, and employees (individually and collectively, the “Indemnitee(s)”) harmless from and against:

a.

Any and all claims, demands, actions, or causes of action (including, without limitation, any such matters that relate to Lender’s direct or indirect involvement in the funding or construction of the RMD) that are asserted against any Indemnitee by any person, if the claim, demand, action or cause of action, directly or indirectly, relates to a claim, demand, action, or cause of action that the person has or asserts against the Borrower; and

b.

Any and all liabilities, losses, costs, or expenses (including court costs and attorneys’ fees) that any Indemnitee suffers or incurs as a result of the assertion of any claim, demand, action, or cause of action specified in this Section 11.

The Borrower agrees to indemnify and hold the Lender harmless from and against all loss, cost or expense which Lender may sustain or incur as a consequence of default by the Borrower in prepayment of any portion of the Loan and accrued interest thereon, after having given notice that prepayment will occur, or payment by acceleration or otherwise, including, but not limited to, any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by the Lender in order to make or maintain the Loan. This indemnification shall survive the payment of the outstanding principal balance of the Loan. A certificate of the Lender as to any additional amounts payable pursuant to this grammatical paragraph shall, absent manifest error, be final, conclusive and binding upon the Borrower.

13.	COSTS; ILLEGALITY OF LOAN: The Borrower shall pay to the Lender on demand:

a.	All costs and reasonable expenses of the Lender in connection with, and any stamp or other taxes or charges (including filing fees) payable with respect to, this Note and the enforcement hereof;

b.	Any amount necessary to compensate the Lender for any losses or costs (including funding costs) sustained by it as a consequence of any Event of Default by the Borrower hereunder; and

c.

Any increased costs the Lender may sustain in maintaining the borrowing evidenced hereby due to the introduction of, or any change in, law or applicable regulations (including the interpretation thereof) or due to the compliance by the Lender with any guideline or request from any central bank or governmental authority. In addition, if it shall become unlawful, or any central bank or other governmental authority shall assert it to be unlawful, for the Lender (or any bank which is directly or indirectly funding the Lender with respect to the Loan) to maintain the borrowing evidenced hereby, the Borrower agrees to prepay this Note in full together with accrued interest and other amounts payable hereunder on demand. It is understood that the marijuana is currently illegal under the laws of the United States of America and such illegality shall have no effect upon this loan.

14.

WAIVERS: THE BORROWER IRREVOCABLY WAIVES ITS RIGHTS TO NOTICE AND HEARING TO THE EXTENT PERMITTED BY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER MAY DESIRE TO USE, and, further, irrevocably waives presentment for payment, demand, notice of nonpayment, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, before or after the maturity of this Note, with or without notice to the Borrower, and agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender. The Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral for this Note, or any part thereof, with or without substitution of said collateral, and agrees to the addition or release of any guarantor, all whether primarily or secondarily liable, before or after maturity of this Note, with or without notice to the Borrower, and without affecting its liability under this Note. Any delay on the part of Lender in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

15.

NO USURY: The Lender and the Borrower intend to comply at all times with applicable usury laws. If at any time such laws would ever render usurious any amounts called for under this Note, then it is the Borrower’s and the Lender’s express intention that the Borrower shall not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 12 shall control over all other provisions of this Note which may be in apparent conflict herewith, that such excess amount shall be credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by the Lender to the Borrower), and the provisions hereof shall be reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery by the Lender of the fullest amount otherwise called for under this Note. Any such crediting or refund shall not cure or waive any default by the Borrower under this Note. If, at any time following any reduction in the interest rate payable by the Borrower there remains unpaid any principal amount under this Note and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest rate payable under this Note shall be readjusted, to the extent not prohibited by applicable law, so that the dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by the Borrower without giving effect to the reduction in interest resulting from compliance with applicable usury laws. The Borrower agrees that in determining whether or not any interest payable under this Note exceeds the highest rate allowed by law, any non-principal payment (except payments specifically stated in this Note to be “interest”), including, without limitation, if any are applicable as provided herein, prepayment fees and delinquency charges, shall, to the maximum extent allowed by law, be an expense, fee or premium rather than interest. The term “Applicable Law”, as used in this Note shall mean the laws of The Commonwealth of Massachusetts or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

16.

JOINT AND SEVERAL LIABILITY: The liabilities of the Borrower are joint and several; provided, however, the release by Lender of any other person liable hereunder shall not release any other person obligated on account of this Note. Each reference herein to “Borrower” or “Borrowers” is to such party individually and also to all such parties jointly. No party obligated on account of this Note may seek contribution from any other party also obligated unless and until all liabilities to Lender from the party from whom contribution is sought have been satisfied in full.

17.	SUCCESSORS AND ASSIGNS: This Note shall be binding upon the Borrower and upon its successors and assigns, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

18.

SECURITY: The Borrower hereby grants to the Lender a continuing security interest in all personal property, furnishings, fixtures, equipment, leases, tangible property, intangible property not subject to an encumbrance by a lessor, contractual agreements with third parties, and any and all deposits or other sums at any time credited by or due from the Lender to the Borrower and any cash, securities, instruments, or other property of the Borrower which now or hereafter are at any time in the possession or control of the Lender, and such sums shall constitute additional security to the Lender for the liabilities of the Borrower to the Lender, including, without limitation, the liability evidenced hereby, and may be applied or set off by the Lender against such liabilities at any time from and after an Event of Default hereunder or after demand for payment is made by the Lender, whether or not available to Lender. Borrower agrees that Lender may file any financing statement, lien entry form or other document Lender requires in order to perfect, amend or continue Lender’s security interest and Borrower agrees to cooperate with Lender as may be necessary to accomplish said filing and to do whatever Lender deems necessary to protect Lender’s security interest. Borrower agrees and warrants that all records shall be located at Borrower's address as set forth in Section 1. In the event of Default, the security interest described herein shall be disbursed to all Lenders on a pro rata basis based on their loan amount as compared to the entire loan amount. Lender hereby agrees that filing a UCC-1 statement or bringing an action in the trial court shall not make their interest superior or provide priority above any other Lender’s interest, but instead agrees to the pro rata disbursement of the security interest as defined herein.

19.

COLLECTION: Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the Lender and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Lender except to the extent that actual cash proceeds of such instrument are unconditionally received by the Lender and applied to this indebtedness in the manner elsewhere herein provided.

20.	AMENDMENTS: This Note may be changed or amended only by an agreement in writing signed by the party against whom enforcement is sought.

21.

GOVERNING LAW; SUBMISSION TO JURISDICTION: This Note is given to evidence debt for business or commercial purposes, is being delivered to Lender at one of its offices in The Commonwealth of Massachusetts and shall be governed by and construed under the laws of said Commonwealth. The Borrower and each officer, director, and employee of the Borrower hereby submit to personal jurisdiction in said Commonwealth for the enforcement of the Borrower’ obligations hereunder, and waive any and all personal rights under the law of any other state to object to jurisdiction within such Commonwealth for the purposes of litigation to enforce such obligations of the Borrower. In the event such litigation is commenced, the Borrower agrees that service of process may be made, and personal jurisdiction over the Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon the Borrower at the address set forth in Section 1 of this Note or at another address provided in writing by the Borrower to the Lender. The terms of this Agreement shall be subject to approval by the Massachusetts Department of Public Health, and in the event that the Department of Public Health requires amendments, this Agreement shall be amended as required by the Department of Public Health and to reflect the intent of the parties.

22.	CAPTIONS: All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

23.	SEVERABILITY: The invalidity of any provision of this Note shall in no way affect the validity of any other provision.

24.

NON-LIABILITY OF LENDER: The Borrower acknowledges and agrees that by accepting or approving anything required to be observed, performed, fulfilled, or given to Lender pursuant to this Agreement, including any certificate, financial statement, appraisal, statement of profit and loss, or other financial statement, survey, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision, or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation to anyone with respect thereto by Lender.

25.	BORROWER’S REPRESENTATIONS AND WARRANTIES: Borrower represents and warrants that:

a.

Borrower will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of Borrower’s business and promises to hold Lender harmless from any damages, liabilities, costs, expenses (including attorneys’ fees) or other harm arising out of any violation thereof;

b.

Borrower is duly organized, licensed, validly existing and in good standing under the laws of its state of formation and shall hereafter remain in good standing in that state, and is duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of Borrower. Notwithstanding the foregoing, at the time of this Note, Borrower has a provisional registration for the operation of a RMD and is seeking a Final Certificate of Registration;

c.

the execution, delivery and performance of this Agreement and any other document executed in connection herewith, are within Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s charter, by-laws or other organization papers, or of any indenture, agreement or undertaking to which Borrower is a party;

d.

Borrower is in compliance with its organization documents and by-laws, all contractual requirements by which it may be bound and all applicable laws, rules and regulations other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of the Collateral; and

e.

There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects.

26.

SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES: All representations and warranties of the Borrower contained herein shall survive the making of the Note and the execution and delivery of the Note, and are material and have been or will be relied upon by Lender, notwithstanding any investigation made by Lender or on behalf of Lender. For the purpose of this Agreement, all statements contained in any certificate, agreement, financial statement, or other writing delivered by or on behalf of the Borrower pursuant or in connection with the transactions contemplated hereby or thereby shall be deemed to be representations and warranties of the Borrower contained herein or in the other loan documents, as the case may be.

27.

NO PRESUMPTION AGAINST ANY PARTY: Neither this Agreement, any of the other Loan Documents, any other documents, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, and all other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and by their respective counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

28.

USE OF LOAN AMOUNT/RETURN OF FUNDS: The Lender shall disburse the Loan Amount to Borrower after Borrower signs this Agreement. The amount loaned under this Agreement shall be used for the operating and capital expenses of the build out and opening of Coastal Compassion, Inc.

29.	EQUALITY OF TERMS AMONG LENDERS: All Lenders who contribute prior to December 1st, 2015 shall be offered substantially similar terms by Borrower.

30.

DISPUTE RESOLUTION. For any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, the parties will attempt in good faith to resolve any dispute or claim arising out of or in relation to this Agreement through negotiations between a Director of each of the parties with authority to settle the relevant dispute. If the dispute cannot be settled amicably within fourteen (14) days from the date on which either party has served written notice on the other of the dispute then the remaining provisions of this Paragraph shall apply. Following good faith attempts to resolve the dispute, the parties agree to participate in at least four hours of mediation. The parties agree to share equally in the costs of the mediation. Mediation involves each side of a dispute sitting down with an impartial person, the mediator, to attempt to reach a voluntary settlement. Mediation involves no formal court procedures or rules of evidence, and the mediator does not have the power to render a binding decision or force an agreement on the parties. Mediation shall be conducted at a mutually-agreeable site in Boston, Massachusetts.

In the event that good faith attempts of resolution and mediation fail to provide a resolution to the dispute, resolution of the dispute shall be determined by arbitration at a mutually-agreeable site Denver, Colorado before one arbitrator. The arbitration shall be administered by the American Arbitration Association or JAMS. Judgment on the award may be entered in any court having jurisdiction. The losing party shall pay for all arbitrator’s fees and costs, and shall reimburse the prevailing party for its attorneys’ fees and costs.

IN WITNESS WHEREOF, this Note has been executed and delivered under seal this 4th of April, 2016.

BORROWER: Coastal Compassion, Inc. A Massachusetts non-profit corporation

By:	/s/ JoAnne Leppanen
Name: JoAnne Leppanen
Title: Executive Director, Director

LENDER: AmeriCann, Inc.

By:	/s/ Benjamin J. Barton
Name: Benjamin J. Barton
Title: Director, CFO

AmeriCann Prom. Note Coastal $2.5M 2-2-17